                                                               Exhibit 99.p(iii)

HARTFORD SECURITIES DISTRIBUTION COMPANY

CODE OF ETHICS

Section 1 - Introduction

In accordance with Federal securities laws, the Hartford Securities Distribution Company ("HSD"), as principal underwriter to investment companies registered under the Investment Company Act of 1940, must adopt and administer a code of ethics (the "Code"). The adoption and administration of the Code is predicated upon the following principles: (1) at all times the interests of investment company shareholders and advisory account clients should be placed first; (2) all personal securities transactions should be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) HSD personnel should not take inappropriate advantage of their positions.

This Code and the procedures set out herein are designed to prevent (a) the use of any device, scheme or artifice to defraud any Fund for which HSD is the principal underwriter; (b) the making of any untrue statement of a material fact to such Fund or the omission of a material fact necessary in order to make the statements made to such Fund, in light of the circumstances in which they were made, not misleading; (c) the engagement in any act, practice or course of business that operates or would operate as a fraud or deceit on such Fund; or
(d) the engagement in any manipulative practice with respect to such Fund.

Requirements set forth under this Code are in addition to the obligations employees of HSD have to comply with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. The Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. is specifically incorporated herein by this reference.

Section 2 - Definitions

(a) "Access Person" means any director, officer, or Registered Representative of HSD who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations to a Fund with respect to the purchase or sale of Covered Securities.

(b) "Being Considered for Purchase or Sale" as to a Covered Security means when a recommendation to purchase or sell such Covered Security has been made and communicated.

(c) "Covered Security" means any interest or instrument commonly known as a security, except that it shall not include direct obligations of the United States, bankers' acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by The Hartford Financial Services Group, Inc., shares of open-end mutual funds (unless HSD acts as principal underwriter of such fund, variable annuities (unless issued by a control affiliate of HSD, and variable life insurance products (unless issued by a control affiliate of HSD).

(d) "Fund" means any investment company registered under the Investment Company Act of 1940 for which HSD serves as principal underwriter and (1) with respect to which HSD is an affiliated person (or an affiliated person of the Fund's investment adviser) or (2) an officer, director or general partner of which (or of the Fund's investment adviser) is also an officer, director or general partner of HSD.

(e) "Pre-Clearance Effectiveness Period" means the day on which approval pursuant to Section 5(e) of this policy is communicated to the Access Person and the immediately following business day.

(f) "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

Section 3 - Prohibition on Certain Purchases and Sales of Securities and Related Requirements

(a) Trading Restriction on Access Persons - An Access Person shall not purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by any Fund or is the subject of a pending order or trade by any Fund. Additionally, if pre-clearance is required in accordance with Section 5(e), an Access Person may not purchase or sell, directly or indirectly, any Covered Security unless pre-clearance approval to make the purchase or sale has been granted in accordance with Section 5(e). If pre-clearance is required in accordance with
Section 5(e), an Access Person may place an order for purchase or sale only during the Pre-Clearance Effectiveness Period, which order may not be revoked or withdrawn by such Access Person outside of the Pre-Clearance Effectiveness Period.

(b) Prohibition on Market Timing and Late Trading in Hartford Advised or Underwritten Funds - Access Persons may not engage, directly or indirectly, in any transaction in shares of any mutual fund where HSD or a control affiliate acts as adviser or principal underwriter of such fund which is (i) in violation of Rule 22c-1 under the Investment Company Act of 1940 or (ii) in violation of or more frequent than is permitted by the prospectus for such fund (or by the prospectus for a variable product investing in such fund) or by The Hartford Investment and Savings Plan.

(c) Gifts - Access Persons may not accept gifts beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with or on behalf of any Fund. Acceptance of all gifts must be in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.

(d) Service on Boards of Directors - Access Persons may not serve on the board of directors of a company unless such service is approved in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. Additionally, Access Persons must provide notice of any approved service on a board of directors to the compliance officer of HSD.

Section 4 - Exempted Transactions

The trading restrictions of Section 3 of this Code shall not apply to:

(a) Purchases or sales effected in any personal investment account over which the Access Person has no direct influence or control. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.);

(b)    Purchases or sales which are non-volitional on the part of the Access
Person:

(c) Purchases which are part of any automatic dividend reinvestment plan or stock purchase plan;

(d) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(e) Purchases and sales of exchange traded securities designed to replicate specific indices, or sub-components of an index, such as SPDRS, Diamonds, Midcap SPDRS and WEBS.

Section 5 - Compliance Procedures

(a) Initial and Annual Holdings Report - Within ten days of becoming an Access Person and not later than January 30th of each year thereafter, each Access Person must submit a report to the compliance officer of HSD with the information listed below.

(1) The title, number of shares, the exchange ticker symbol or cusip number and principal amount of all Covered Securities owned by the Access Person.

(2) The name of any broker, dealer or bank with which the Access Person maintains a securities account.

(3) The date the report is submitted. The report should contain information that is no more than 30 days old. With respect to securities held in The Hartford Investment and Savings Plan, in lieu of the report described above, Access Persons may confirm in writing a composite record retained by HSD of the information required in the report. When reporting with respect to variable products which invest in Covered Securities, the report should include the above information with respect to the underlying Covered Securities.

(b) Quarterly Reporting - Every Access Person shall, within ten days of the end of each calendar quarter, submit a report to the compliance officer of HSD, with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, the information listed below.

(1) The date of the transaction, the title, the exchange ticker symbol or cusip number and the number of shares, and the principal amount of each Covered Security involved.

(2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).

(3)    The price at which the transaction was effected.

(4) The name of the broker, dealer or bank with or through whom the transaction was effected.

(5) If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

(6)    The date the report is submitted.

(c) Review of Reports - The compliance officer of HSD or a designee shall be responsible for reviewing all reports referenced above.

(d) Confirmations - Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Security transactions to the compliance officer of HSD. Access Persons need not make the reports required by
Section 5(b) with respect to investments in The Hartford Investment and Savings Plan, so long as all of the information required thereby has otherwise been provided to the compliance officer in the time period required by Section 5(b).

(e) Pre-Clearance - All Access Persons must preclear with the compliance officer of HSD trades in all fixed income Covered Securities. The compliance officer will consider, but not be limited to considering the following: is the Access person aware that a Covered Security is being considered for purchase or sale by any Fund; does the Access Person have any material non-public information concerning the issuer of the Covered Security; are any order or trades of a Fund pending for the Covered Security. The compliance officer may contact credit analysts or portfolio managers to affirm that a Covered Security is not under consideration.

(f) Training - All new Access Persons shall be trained, as appropriate, regarding the requirements of this Code. In addition, Access Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized seminars or meetings, though computer-based training may also be used. Other training methods may be used if found suitable by the compliance officer of HSD.

(g) Annual Certification - Access Persons must certify annually that they have read and understand the Code and have complied with its requirements.

(h) Report to Board - On an annual basis management of the HSD must submit to the Boards of Directors of the Funds a written report which:

(1) Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2) Certifies that HSD has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(i) Determination of Access Persons - The compliance officer of HSD shall determine, from time to time, the identity of the persons meeting the definition of "Access Persons". The determination of the compliance officer of HSD shall be final.

(j) Exemptions - The reporting requirements of Sections 5(a), (b) and (d) of this Code shall not apply to transactions described in Section 4(a) of this Code. The pre-clearance requirement of Section 5 of this Code shall not apply to transactions described in Section 4 of this Code.

Section 6 - Sanctions

Upon discovering a violation of this Code, HSD's Board of Directors may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the appropriate entity's President and the Director of Compliance for The Hartford Financial Services Group, Inc.

Section 7 - Exemptive Procedure

The compliance officer of HSD may, after consultation with the Director of Compliance of The Hartford Financial Services Group, Inc. and the Hartford Life General Counsel, grant exemptions from the requirements in this Code in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by HSD, unless the violator establishes to the satisfaction of HSD that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

Approved by the Funds:  April 28, 2004